UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 14,  2011

A CLEAN SLATE, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-21369	26-1762478
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1750 Osceola Blvd., West Palm Beach, Florida	33409
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (561) 899-3529

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Amendment to a Material Definitive Agreement.

On December 27, 2010, A Clean Slate, Inc. (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Vigilant Document Services, LLC merged with and into a subsidiary of the Company, as previously disclosed by the Company in its Current Report on Form 8-K filed with the Securities Exchange Commission (the “Commission”) on December 28, 2010.  The terms of the Merger Agreement included that the Company redeem (the “Redemption”) from the holder of the Company’s Series B Preferred Stock (the “Preferred Stockholder”), in exchange for $500,000 (the “Redemption Price”), all of the Company’s outstanding preferred stock (the “Preferred Stock”) within one year of the effectiveness of the Company’s Registration Statement on Form S-1 (the “Registration Statement”), which Registration Statement was filed with the Commission on January 21, 2011.  Upon closing of the Redemption, the Preferred Stockholder shall resign as an officer and director of the Company.

On April 14, 2011, the Company, the Preferred Stockholder and the holder of a majority of the Company’s outstanding common stock entered into an Amendment to Agreement and Plan of Merger (the “Amendment”) pursuant to which the parties agreed as follows: (i) the Redemption shall be retroactively effective as of the closing of the Merger, at which time the Preferred Stock was cancelled and retired (ii) the Redemption Price shall be due and payable in full six months after the effectiveness of the Registration Statement and shall be secured and collateralized by all of the assets of the Company, as more particularly set forth in a Secured Promissory Note and a Security Agreement, and (iii) the Preferred Stockholder shall remain as a director of the Company until he receives full payment of the Redemption Price, at which time he shall resign

Item 5.01 Changes in Control of Registrant.

See Item 1.01 of this Report.

Item 5.02 Departure of Directors or Principal Officers; Election Of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

See Item 1.01 of this Report.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description of Exhibit

2.1	Amendment to Agreement and Plan of Merger

10.1	Secured Promissory Note

10.2	Security Agreement

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

A Clean Slate, Inc.

Date: April 14, 2011	By:	/s/ Richard Astrom
By: Richard Astrom
Title: Chief Executive Officer

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